Exhibit 6.2

EXECUTION VERSION

INVESTMENT AGREEMENT
REGARDING 5TH PLANET GAMES A/S
LAW FIRM WWW.KROMANNREUMERT.COM CENTRAL BUSINESS REGISTER (CVR) NO. DK 62 60 67 11

JEPPE BUSKOV

08 AUGUST 2021
MATTER ID. 1060762 JBU/CBG
DOC. NO. 1060762-1962870347-1178-0.1

COPENHAGEN	AARHUS	LONDON
SUNDKROGSGADE 5	RÅDHUSPLADSEN 3	65 ST. PAUL’S CHURCHYARD
DK-2100 COPENHAGEN Ø	DK-8000 AARHUS C	LONDON EC4M 8AB

CONTENTS

1.	CERTAIN DEFINITIONS	5

2.	INVESTMENT STRUCTURE	9

3.	SIGNING	11

4.	CONDITIONS PRECEDENT	12

5.	CLOSING	13

6.	CONSUMMATION OF THE TRANCHE 2 SUBSCRIPTION	14

7.	CONSUMMATION OF THE TRANCHE 3 SUBSCRIPTION	14

8.	CONSUMMATION OF THE TRANCHE 4 SUBSCRIPTION	15

9.	LISTING OF THE INVESTMENT SHARES	16

10.	COMPANY REPRESENTATIONS AND WARRANTIES	16

11.	INVESTOR REPRESENTATIONS AND WARRANTIES	21

12.	SPECIFIC INDEMNITIES	21

13.	LIABILITY FOR BREACHES, LIMITATIONS AND CLAIMS PROCEDURE	21

14.	COVENANTS	24

15.	CONFIDENTIALITY	24

16.	MISCELLANEOUS	25

17.	LAW AND ARBITRATION	26

18.	SIGNATURES	26

SCHEDULES

Schedule 1.1	Accounting Policies
Schedule 1.3	Annual Report
Schedule 1.4	Draft amended Articles of Association of the Company
Schedule 1.18	Due Diligence Documentation
Schedule 1.20	Draft minutes of extraordinary general meeting (EGM Minutes)
Schedule 1.32	Management Accounts
Schedule 1.33	Material Agreements
Schedule 2.7.1	Terms of the Investment Warrants
Schedule 2.8.1	Terms of the Milestone Warrants
Schedule 2.9.1	Terms of the Indemnification Warrants
Schedule 3.1.4	Statements by the existing warrant holders in the Company
Schedule 3.3.1	Draft company announcement
Schedule 3.3.2	Draft notice to convene the EGM
Schedule 5.3(f)	Form of statement by Norne Securities AS regarding no broker’s fee
Schedule 10.5.4	Warrant Cap Table

INVESTMENT AGREEMENT

BETWEEN

5th Planet Games A/S

Company reg. no.: 33597142

Gothersgade 11

1123 København K

(the “Company”)

and

Skybound Game Studios, Inc.

Company reg. no.: 201015810223

9750 W. Pico Blvd.

Los Angeles, CA 90035 (the “Investor”)

(the Company and the Investor together the “Parties”)

concerning the Investor’s subscription for shares and exercise of warrants in the Company against cash consideration.

RECITALS

(A)	The Company is a limited liability company duly incorporated and registered under Danish law. The Group (as defined below) and the Investor are both engaged in the gaming industry.

(B)	As of the date of Signing (defined below), the Company has an issued share capital of nominal DKK 5,315,910.50 divided into shares each with a nominal value of DKK 0.05 in one share class. The shares of the Company are listed on Euronext Expand Oslo, a regulated market in Norway.

(C)	The Investor and the Company have on the date hereof entered into binding term sheets regarding the Company’s co-publishing rights and obligations relating to the games Walking Dead Season 5 and Before Your Eyes.

(D)	The Investor wishes to invest in the Company by way of subscribing for 151,744,355 shares at a share price of NOK 0.60968 per share equivalent to (i) approx. 58.8 per cent of the total share capital in the Company on an undiluted basis and (ii) approx. 54.3 per cent of the total share capital in the Company on a fully diluted basis, and the Company wishes to offer the Investor to make such investment. In addition, the Investor wishes to subscribe for certain Milestone Warrants (as defined below) and Indemnification Warrants (as defined below), and the Company wishes to offer the Investor to subscribe for such Milestone Warrants and Indemnification Warrants.

1.	CERTAIN DEFINITIONS

In this Agreement the following words and expressions have the following meaning, unless the context otherwise requires:

1.1	“Accounting Policies” means the accounting principles set forth in Schedule 1.1;

1.2	“Agreement” means this Investment Agreement, including the Schedules;

1.3	“Annual Report” means the audited annual report of the Company for the financial year 2020, including the consolidated financial statement for the financial year 2020 as well as the audited consolidated balance sheet of the Company as of 31 December 2020, attached hereto as Schedule 1.3;

1.4	“Articles of Association” means the Company’s revised articles of association, attached hereto as Schedule 1.4, to be adopted by the Company’s general meeting at the EGM;

1.5	“Basket” has the meaning ascribed to it in Clause 13.3.4 b);

1.6	“Board of Directors” means the Company’s board of directors from time to time;

1.7	“Business Day” means a day other than Saturday, a Sunday or any other day on which commercial banks in Denmark, Norway and the United States of America are generally open for business (other than internet banking business);

1.8	“Closing” means the completion of Tranche 1 Subscription by way of the deliveries and actions set forth in Clauses 5.2 and 5.3;

1.9	“Company’s Bank Account” means the Company’s USD client account with Horten Advokatpartnerselskab with the following account details: Jyske Bank A/S, Denmark, account and registration number: 5011 000 133 2016, IBAN: DK9150110001332016, SWIFT/BIC: JYBADKKK or another Danish law firm client account with a reputable credit institution notified by the Company to the Investor after Closing and no later than 5 Business Days before payment is to be made;

1.10	“Company’s Knowledge” means the knowledge of each of Henrik Nielsen and Peter Ekman as of Signing, including such knowledge they ought to have after having made due enquiries;

1.11	“Conditions Precedent” has the meaning ascribed to it in Clause 4.1;

1.12	“Control” means the - direct or indirect - (i) possession of more than 50 (fifty) per cent of the ownership interest or the voting rights in a legal entity, (ii) the right to appoint or remove the majority of the members of the board of directors (disregarding such members who are elected or appointed by the employees of such legal entity or by organisations of employees) or the similar management level of a legal entity, and/or (iii) the power to otherwise control the financial and operating policies of a legal entity;

1.13	“Data Room” means the virtual data room established with Dropbox in connection with the Investment;

1.14	“De Minimis Threshold” has the meaning ascribed to it in Clause 13.3.4 a);

1.15	“Disclosed” means any matter or fact fairly disclosed to the Investor in this Agreement or in the Due Diligence Documentation in such manner and in the relevant context that would enable a professional and prudent investor to identify and assess such matter or fact prior to Signing;

1.16	“Dispute” means any dispute, demand, action, claim, cross-claim, suit, investigation, audit, charge, enforcement, arbitration, litigation or other proceeding by or before any Public Authority;

1.17	“DKK” means Danish kroner, the lawful currency of Denmark;

1.18	“Due Diligence Documentation” means the documentation listed in the folders indicated in Schedule 1.18 made available in the Data Room;

1.19	“EGM” means the extraordinary general meeting of the Company to be held prior to Closing in accordance with EGM Minutes for the purpose of resolving on (i) the issuance of the Investment Shares, (ii) the issuance of the Investment Warrants, (iii) the issuance of Milestone Warrants, (iv) the issuance of the Indemnification Warrants, (v) the adoption of the Articles of Association and (vi) the appointment of a Board of Directors comprised of Henrik Nielsen, Søren Kokbøl Jensen, Jon Goldman and David Alpert;

1.20	“EGM Minutes” means the form of minutes of the EGM attached hereto as Schedule 1.20;

1.21	“Fundamental Warranties” means the Company’s Warranties set out in Clauses 10.4, 10.5 and 10.6;

1.22	“Group” means the Company and its Subsidiaries;

1.23	“Group Company” means any of the Company and the Subsidiaries and “Group Companies” means the Company and all its Subsidiaries;

1.24	“Indemnification Warrants” has the meaning ascribed to it in Clause 2.9.1;

1.25	“Investment” means all of the Tranche 1 Subscription, the Tranche 2 Subscription, Tranche 3 Subscription and the Tranche 4 Subscription;

1.26	“Investment Shares” means in aggregate 151,744,355 Shares to be subscribed by the Investor in connection with the Investment equivalent to approx. 58.8 per cent of the total share capital in the Company on an undiluted basis upon subscription;

1.27	“Investment Warrants” has the meaning ascribed to it in Clause 2.7.1;

1.28	“IPR” means copyrights (including software rights), trade, business and domain names, trademarks, design rights, patents, utility models, know-how and other intellectual property rights;

1.29	“Law” means any constitution, law, statute, treaty, rule, ordinance, permit, certificate, directive, requirement, regulation, decree, order or similar requirement enacted, adopted, promulgated or applied by governmental authority or any judgment, injunction or settlement of the same;

1.30	“Leakage” means:

a)	any dividend or other distribution (whether in cash or in kind) declared, paid and/or made by any Group Company to any Group Company’s shareholders and/or any of such shareholders’ Related Parties (other than a Group Company);

b)	any payments made (or future benefits granted) to and/or assets transferred to, and/or liabilities and/or obligations incurred and/or assumed by any Group Company for the benefit of, any Group Company’s shareholders and/or any of such shareholders’ Related Parties (other than a Group Company);

c)	the waiver, deferral and/or release by any Group Company of any amount owed to it by any Group Company’s shareholders and/or any of such shareholders’ Related Parties (other than a Group Company);

d)	any payment, including in-kind payments, effected by any Group Company on behalf of, as well as any loans and/or cash advances to, any Group Company’s shareholders and/or any of such shareholders’ Related Parties (other than a Group Company);

e)	any transactions between any Group Company and any Group Company’s shareholders and/or any of such shareholders’ Related Parties (other than a Group Company) not on arm’s length terms, except as Disclosed; and

f)	any Tax liability for any Group Company arising as a result of a) - e) above;

in each case provided that it occurs after 31 December 2020 and before Closing, but excluding (i) any Permitted Leakage, and (ii) any Tax for any Group Company arising as a result of a Permitted Leakage;

1.31	“Loss” means any loss, claim, liability, cost or expense recoverable under and to be calculated in accordance with the Laws of Denmark and this Agreement;

1.32	“Management Accounts” means the unaudited management accounts of the Group with a consolidated profit and loss statement from 1 January 2021 until 31 May 2021 and a consolidated balance sheet as of 31 May 2021 attached as Schedule 1.32;

1.33	“Mandatory Tender Offer” means a mandatory tender offer as contemplated by Article 5 of the Directive 2004/25/EC of the European Parliament and of the Council of 21 April 2004 on takeover bids as transposed into Norwegian and Danish Law, as applicable;

1.34	“Material Adverse Change” means any change or effect having a material adverse effect on the business, operations, assets (tangible and intangible), liabilities, results of operations or financial condition of the Group; provided that, none of the following shall be deemed to constitute a “Material Adverse Change”, nor shall any of them be considered in determining whether a “Material Adverse Change” has occurred:

a)	changes in general economic or political conditions;

b)	changes in any Law;

c)	changes affecting generally the industries or markets in which the Group conducts their respective businesses; and

d)	changes, reduction, termination or shut down relating to (i) Vikings, (ii) Tintin, and/or (iii) the Berlin office, provided that any such changes, reduction, termination or shut down are made with the Investor’s prior express written consent;

(provided, that, the matters described in clauses (a), (b) and (c) shall constitute a “Material Adverse Change” to the extent any such matter has a disproportionate, materially adverse impact on the business, assets, financial condition or results of operations of the Group, taken as a whole, relative to other participants in the same business or industry);

1.35	“Material Agreements” means the agreements listed in Schedule 1.35;

1.36	“Milestone Warrants” has the meaning ascribed to it in Clause 2.8.1;

1.37	“NOK” means norske kroner, the lawful currency of Norway;

1.38	“Per Share Price” means the price of NOK 0.60968 payable for the subscription of each share of nominally DKK 0.05;

1.39	“Permitted Leakage” means

a)	settlement of any liability recognised or specifically accrued or reserved for in the Annual Report;

b)	any payment of salary, remuneration, bonus and other payments to management, employees, and directors in accordance with their relevant employment and service agreements or terms made in the ordinary course of business;

c)	any transaction or payment on arm’s length terms made in the ordinary course of business; and

d)	any compensation for expenses to management, employees, and directors in the ordinary course of business (such as cost for travel, hotel, meeting, food, and subsistence allowance costs, etc.).

1.40	“Public Authority” means any supranational entity, nation, state, province, county, municipality or other jurisdiction or public entity of any nature and any agency, authority, court, tribunal, judicial authority, department, commission, bureau, governmental, quasi-governmental or regulatory authority of any of the aforementioned as well as any court of arbitration;

1.41	“Related Parties” means any Person related to any shareholder of any Group Company within the meaning of Section 2 of the Danish Bankruptcy Act (in Danish: “konkursloven”);

1.42	“Shares” means shares in the Company from time to time;

1.43	“Signing” means the signing of this Agreement by the Parties;

1.44	“Subscription Amounts” means the Tranche 1 Subscription Amount, Tranche 2 Subscription Amount, Tranche 3 Subscription Amount and the Tranche 4 Subscription Amount collectively;

1.45	“Subsidiaries” means 5th Planet Games Development ApS, Ivanoff Interactive A/S and 5th Planet Games GmbH;

1.46	“Taxes” means any and all taxes of whatever nature imposed by and/or payable to any Public Authority, including corporate income taxes (including payments under the Danish joint taxation regime), capital gain taxes, withholding taxes, sales and transfer taxes, energy and real estate taxes, labour market and social contribution taxes, customs duties, VAT and similar levies, duties, charges, stamps and imposts of whatever nature as well as any penalty, fine, surcharge or interest relating thereto;

1.47	“Third Party Rights” means any lien, mortgage, deed of trust, deed to secure debt, pledge, charge, security interest, right of first refusal, easement, restriction, and other third party right;

1.48	“Tranche 1 Shares” has the meaning ascribed to it in Clause 2.4.1;

1.49	“Tranche 2 Shares” has the meaning ascribed to it in Clause 2.5.1;

1.50	“Tranche 3 Shares” has the meaning ascribed to it in Clause 2.6.1;

1.51	“Tranche 4 Shares” has the meaning ascribed to it in Clause 2.7.2;

1.52	“Tranche 1 Subscription” has the meaning ascribed to it in Clause 2.4.1;

1.53	“Tranche 2 Subscription” has the meaning ascribed to it in Clause 2.5.1;

1.54	“Tranche 3 Subscription” has the meaning ascribed to it in Clause 2.6.1;

1.55	“Tranche 4 Subscription” has the meaning ascribed to it in Clause 2.7.1

1.56	“Tranche 1 Subscription Amount” has the meaning ascribed to it in Clause 2.4.1;

1.57	“Tranche 2 Subscription Amount” has the meaning ascribed to it in Clause 2.5.1;

1.58	“Tranche 3 Subscription Amount” has the meaning ascribed to it in Clause 2.6.1;

1.59	“Tranche 4 Subscription Amount” has the meaning ascribed to it in Clause 2.7.2;

1.60	“USD” means United States dollars, the lawful currency of the United States of America;

1.61	“Warrant Cap Table” has the meaning ascribed to it in Clause 10.5.4; and

1.62	“Warranties” means the warranties given by the Company and the Investor respectively pursuant to Clauses 10 and 11.

1.63	Definitions in the singular include the plural and vice versa.

1.64	The headings of the Agreement are for guidance only and have no legal effect for the understanding or interpretation of the provisions of the Agreement.

1.65	The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favouring or disfavouring any Party by virtue of the authorship of any provision of this Agreement.

2.	INVESTMENT STRUCTURE

2.1	The number of Investment Shares to be subscribed for has been fixed on Signing, while the Subscription Amounts are subject to the applicable USD/NOK exchange rate as announced by Norges Bank (the central bank of Norway) the day before the Investor subscribes for the relevant Shares.

2.2	If the Company carries out a share split or reverse share split before the subscriptions contemplated by Tranche 1, Tranche 2, and/or Tranche 3 have been consummated, the number of Shares and the Per Share Price (i.e., the subscription price) for the relevant Tranche shall be adjusted in such a way that the Investor is treated as if the Company had not carried out the share split or reverse share split, as applicable.

2.3	On the terms and subject to the satisfaction (or waiver) of conditions in this Agreement, the Investor shall invest in the Company by subscribing for the Investment Shares, and the Company shall accept the Investor’s investment, as follows:

2.4	Tranche 1 Subscription

a)	Subject to the terms of this Agreement (including the Conditions Precedent), the Investor shall at Closing subscribe for 21,677,765 Investment Shares (“Tranche 1 Shares”) at the Per Share Price against the Investor’s transfer of an amount in USD that equals NOK 13,216,500.00 calculated in accordance with in Clause 2.1 (“Tranche 1 Subscription Amount”) to the Company’s Bank Account and on such other terms and conditions as are set out in the EGM Minutes (the “Tranche 1 Subscription”).

2.5	Tranche 2 Subscription

a)	Subject to the terms of this Agreement (including the Conditions Precedent and the occurrence of Closing), the Investor shall no later than six months after Closing subscribe for 36,129,608 Investment Shares (“Tranche 2 Shares”) at the Per Share Price against the transfer of an amount in USD that equals NOK 22,027,500.00 calculated in accordance with in Clause 2.1 (“Tranche 2 Subscription Amount”) to the Company’s Bank Account (“Tranche 2 Subscription”) and on such other terms and conditions as are set out in the EGM Minutes.

2.6	Tranche 3 Subscription

a)	Subject to the terms of this Agreement (including the Conditions Precedent and the occurrence of Closing), the Investor shall no later than 51 (fifty-one) weeks after Closing subscribe for 43,355,530 Investment Shares (“Tranche 3 Shares”) at the Per Share Price against the Investor’s transfer of an amount in USD that equals NOK 26,433,000,00 calculated in accordance with in Clause 2.1 (“Tranche 3 Subscription Amount”) to the Company’s Bank Account (“Tranche 3 Subscription”) and on such other terms and conditions as are set out in the EGM Minutes.

2.7	Tranche 4 Subscription (Investment Warrants)

a)	Subject to the terms of this Agreement (including the Conditions Precedent and the occurrence of Closing), the Company shall at Closing resolve to issue 50,581,452 warrants to the Investor each entitling the Investor to subscribe for one Investment Share without pre-emptive right for the existing shareholders and on such other terms and conditions as are set out in the EGM Minutes and with a strike price equal to the Per Share Price and otherwise subject to the terms set out in Schedule 2.7.1 (the “Investment Warrants”).

b)	Upon the Investor’s exercise of the Investment Warrants against transfer of an amount in USD that equals NOK 30,838,500.00 calculated in accordance with Clause 2.1 (“Tranche 4 Subscription Amount”) which will be payable by the Investor by way of payment of cash consideration against the issuance of a corresponding number of Investment Shares (“Tranche 4 Shares”) to the Investor (“Tranche 4 Subscription”).

c)	Subject to the terms of this Agreement (including the Conditions Precedent and the occurrence of Closing), the Investor is obligated to exercise the relevant number of Investment Warrants (all at once and not in part) to complete the Tranche 4 Subscription no later than on the second anniversary of Closing.

2.8	Milestone Warrants

a)	At Closing the Company shall issue 31,103,882 warrants (corresponding to 11 per cent of the Company’s share capital on a fully diluted basis taking into account the Investment) to the Investor, each warrant entitling the Investor to subscribe for one Share without pre-emptive right for the existing shareholders and on such other terms and conditions as are set out in the EGM Minutes and with a strike price equal to NOK 0.90 and otherwise subject to the terms set out in Schedule 2.8.1 (the “Milestone Warrants”).

b)	The Milestone Warrants shall in accordance with the terms set out in Schedule 2.8.1 be exercisable at NOK 0.90 in the following tranches in a period of 12 (twelve) months after the Company reaching the following financial milestones:

1.	1.5/11 of the Milestone Warrants upon the Company having a market capitalization of USD 60,000,000 or more on a trading day based on the volume-weighted average price on such trading day announced by Euronext Expand Oslo.

2.	1.5/11 of Milestone Warrants upon the Company having a market capitalization of USD 75,000,000 or more on a trading day based on the volume-weighted average price on such trading day announced by Euronext Expand Oslo.

3.	1.5/11 of Milestone Warrants upon the Company having a market capitalization of USD 100,000,000 or more on a trading day based on the volume-weighted average price on such trading day announced by Euronext Expand Oslo.

4.	1.5/11 of Milestone Warrants upon the Company having a market capitalization of USD 125,000,000 or more on a trading day based on the volume-weighted average price on such trading day announced by Euronext Expand Oslo.

5.	5.0/11 of Milestone Warrants upon the Company having a consolidated revenue of at least DKK 62,756,000 in any of the financial years 2022, 2023 or 2024 as recorded in the Company’s audited consolidated financial statements.

2.9	Indemnification Warrants Relating to the Warrant Cap Table

a)	The Company shall at Closing issue 2,200,000 warrants to the Investor each entitling the Investor to subscribe for one Share without pre-emptive right for the existing shareholders and on such other terms and conditions as are set out in the EGM Minutes and with a strike price equal to DKK 0.05 (at par value) and otherwise subject to the terms set out in Schedule 2.9.1 (the “Indemnification Warrants”).

b)	As further set out in the terms in Schedule 2.9.1, in connection with any Loss suffered by the Investor resulting from any breach of the Company’s Warranties set out in Clause 10.5.4 (Warrant Cap Table), the Investor shall have the right (but not the obligation) to settle such Loss of the Investor by exercising such number of Indemnification Warrants as is necessary for the Investor to maintain the ownership percentage in the Company that the Investor would have had, and to cover any other Loss of the Investor that the Investor would not have had, if the Company’s Warranties set out in Clause 10.5.4 (Warrant Cap Table) had been true, accurate and not misleading. For the avoidance of doubt the Investor shall not be deemed to have suffered a Loss unless a current warrant holder in the Company makes a claim, which is ultimately settled in favour of the warrant holder, for warrants/shares in excess of what is provided for in the Warrant Cap Table or other Losses of the Investor, including the Company’s payment of damages to such warrant holder.

3.	SIGNING

3.1	Prior to or at Signing the Company has delivered the following to the Investor:

1.	Copies of such corporate documents, which in the reasonable opinion of the Investor are required to evidence the authority of the individuals having signed this Agreement on behalf of the Company.

2.	Evidence in form and substance satisfactory to the Investor that Henrik Nielsen, Peter Ekman and Mogens Agger have irrevocably waived all rights to exercise warrants issued to them on the basis of the Investor obtaining Control over the Company.

3.	Evidence in form and substance satisfactory to the Investor that Henrik Nielsen, Peter Ekman and Mogens Agger have irrevocably waived all rights to accept a Mandatory Tender Offer.

4.	Agreements attached hereto as Schedule 3.1.4 executed by 94% of all existing warrant holders who hold warrants issued in the Company prior to 27 November 2019 which are still outstanding as of Signing, in each case confirming that each of their warrants gives the right to subscribe for Shares in the Company with a nominal value of DKK 0.05.

3.2	Prior to or at Signing the Investor has delivered to the Company:

1.	Copies of such corporate documents, which in the reasonable opinion of the Company are required to evidence the authority of the individuals having signed this Agreement on behalf of the Investor.

2.	A signed financial comfort letter from a well reputed bank, stating that the Investor has the ability to carry out the Investment and pay all of the Subscription Amounts set out in the Agreement.

3.3	Immediately after Signing, the Company shall:

1.	Announce the signing of this Agreement in accordance with the company announcement attached as Schedule 3.3.1.

2.	Convene an extraordinary general meeting in the Company for the purpose of resolving the matters included in the EGM Minutes in accordance with the notice to convene extraordinary general meeting attached hereto as Schedule 3.3.2.

4.	CONDITIONS PRECEDENT

4.1	Closing of the transactions contemplated by this Agreement, including the Investor’s subscription for the Investment Shares, shall be conditional upon the following conditions (the “Conditions Precedent”):

a)	(i) The decision to issue the Investment Shares, the Investment Warrants, the Milestone Warrants and the Indemnification Warrants, (ii) the appointment of a Board of Directors comprised of Henrik Nielsen, Søren Kokbøl Jensen, Jon Goldman and David Alpert and (iii) the adoption of the Articles of Association have been resolved by the Company’s general meeting by the majority required by applicable Law and the Articles of Association in accordance with this Agreement, including the EGM Minutes.

b)	All the Company’s Warranties being materially true and correct as at the date of Closing and that the Company has complied with its obligations under this Agreement in the period between Signing and Closing.

c)	No Material Adverse Change has occurred.

d)	There is no effective injunction, writ or preliminary restraining order or any order of any nature issued by any Public Authority of competent jurisdiction to the effect that the transactions contemplated by this Agreement may not be consummated as provided in this Agreement.

4.2	If any of the Conditions Precedent are not satisfied and are not reasonably capable of being satisfied as part of Closing (and such Condition(s) Precedent are not waived by the Parties) on the date falling three months after the date of this Agreement at the latest, or on such other date as the Parties may subsequently agree upon, each Party may terminate this Agreement with immediate effect by written notice to the other Party; provided, that, the Agreement may not be terminated by a Party whose breach of or failure to perform in any material respect any of the warranties, covenants or other agreements contained in this Agreement has been a cause of, or has resulted in, the failure of the Conditions Precedent to be so satisfied on or before such date.

4.3	For the avoidance of doubt, the rights and obligations of the Investor to subscribe for the Tranche 2 Shares, Tranche 3 Shares and Tranche 4 Shares shall be conditional upon the occurrence of Closing.

5.	CLOSING

5.1	Closing shall take place electronically by way of exchange of documents via email on the date all the Conditions Precedent have been satisfied, waived or are capable of being satisfied at Closing (and are so satisfied at Closing) or, if not a Business Day, on the next Business Day or on such other Business Day that the Parties may agree, unless this Agreement has been terminated as set forth herein prior thereto.

5.2	At Closing, the Investor shall deliver the following documents and take the following actions in favour of the Company:

a)	the subscription list in the form set out in the EGM Minutes evidencing the Tranche 1 Subscription duly signed by the Investor;

b)	the subscription list in the form set out in the EGM Minutes evidencing the subscription of (i) the Investment Warrants (and the Investment Shares to be issued on that basis), (ii) the Milestone Warrants (and the Shares to be issued on that basis) and (iii) the Indemnification Warrants (and the Shares to be issued on that basis) duly signed by the Investor;

c)	cause the payment of the Tranche 1 Subscription Amount to be received at the Company’s Bank Account, which shall be held in escrow for the benefit of the Company and shall be released immediately after Closing;

d)	such other documents and/or perform such actions that the Company may reasonably request in order to consummate and perfect the transactions contemplated by this Agreement.

5.3	At Closing, the Company shall deliver the following documents and take the following actions in favour of the Investor:

a)	a copy of the EGM Minutes duly signed by the chairman of the general meeting, including a copy of the duly adopted Articles of Association;

b)	evidence of the registration of the Tranche 1 Subscription, including the issue of the Tranche 1 Shares;

c)	evidence that the Tranche 1 Shares have been registered with Verdipapirsentralen ASA in the name of the Investor, free and clear of any Third Party Rights;

d)	evidence that the Investment Warrants, the Milestone Warrants and the Indemnification Warrants have been registered in the Company’s register of warrants, free and clear of any Third Party Rights;

e)	a certificate signed by the Board of Directors of the Company as to whether the Company’s Warranties are true and correct as at the date of Closing and whether the Company has complied with its obligations under this Agreement in the period between Signing and the Closing;

f)	a written statement by Norne Securities AS in the form attached hereto as Schedule 5.3(f) confirming that the transactions contemplated by this Agreement will not trigger any broker’s fee or other payments payable by the Company to Norne Securities AS, including under the engagement letter signed by the Company on 19 April 2021 and Norne Securities AS on 23 April 2021;

g)	an electronic copy of the Due Diligence Documentation; and

h)	such other documents and/or perform such actions that the Investor may reasonably request in order to consummate and perfect the transactions contemplated by this Agreement.

5.4	The performance by the Parties of their respective obligations in Clauses 5.2 and 5.3 shall be deemed to occur simultaneously so that no action is deemed to have occurred and no document is deemed to have been delivered unless and until all other actions required to be taken by such Party have occurred and all such documents required to be delivered by such Party have been delivered.

5.5	If a Party fails to comply with any of its obligations on Closing, the non-defaulting Party shall (without prejudice to any other rights or remedies that may be available, including the right to claim damages or other compensation) be entitled by written notice to the defaulting Party to (i) proceed to Closing as far as practicable; or (ii) defer the date for Closing to a later date (provided that such date is not less than 5 (five) Business Days and not more than ten (10) Business Days after the initially proposed date of Closing); or (iii) provided that the right to defer Closing under (ii) above has been exercised, terminate this Agreement.

5.6	Subject to the occurrence of Closing, the Parties agree as soon as reasonably possible and no later than 30 days after Closing to procure that the Company’s board of directors replaces Caspar Rose as CEO of the Company and appoints Mark Stanger as new CEO of the Company.

6.	CONSUMMATION OF THE TRANCHE 2 SUBSCRIPTION

6.1	Subject to the occurrence of Closing, the Tranche 2 Subscription shall be completed 10 Business Days after the Company has received written notice thereof from the Investor, provided that the Tranche 2 Subscription shall in no event occur later than 6 (six) months after Closing (or if this is not a Business Day, on the first Business Day after such day).

6.2	Notwithstanding Clause 6.1, the Investor shall have the right to defer completion of the Tranche 2 Subscription for 45 (forty-five) Business Days beyond the 6 (six) months’ deadline after Closing as set out in Clause 6.1 for the purpose of obtaining a guarantee for all consideration payable in connection with a Mandatory Tender Offer in the Company in accordance with applicable Law.

6.3	In connection with the consummation of the Tranche 2 Subscription, the Investor shall deliver the following documents and take the following actions in favour of the Company:

a)	the subscription list in the form set out in the EGM Minutes evidencing the Tranche 2 Subscription duly signed by the Investor;

b)	cause the payment of the Tranche 2 Subscription Amount to be received at the Company’s Bank Account, which shall be held in escrow for the benefit of the Company and shall be released immediately after the Tranche 2 Subscription; and

6.4	In connection with the consummation of the Tranche 2 Subscription, the Company shall deliver the following documents and take the following actions in favour of the Investor:

a)	evidence of the registration of the Tranche 2 Subscription, including the issue of the Tranche 2 Shares, with the Danish Business Authority; and

b)	evidence that the Tranche 2 Shares have been registered with Verdipapirsentralen ASA in the name of the Investor, free and clear of any Third Party Rights.

6.5	Clause 5.4 shall apply mutatis mutandis with respect to the actions referred to in Clauses 6.3 and 6.4.

7.	CONSUMMATION OF THE TRANCHE 3 SUBSCRIPTION

7.1	Subject to the occurrence of Closing, the Tranche 3 Subscription shall be completed 10 Business Days after the Company has received written notice hereof from the Investor, provided that the Tranche 3 Subscription shall in no event occur later than the date falling 51 (fifty-one) weeks after the date of the EGM Minutes (or if this is not a Business Day, on the first Business Day after such day).

7.2	In connection with the consummation of the Tranche 3 Subscription, the Investor shall deliver the following documents and take the following actions in favour of the Company:

a)	the subscription list in the form set out in the EGM Minutes evidencing the Tranche 3 Subscription duly signed by the Investor; and

b)	cause the payment of the Tranche 3 Subscription Amount to be received at the Company’s Bank Account, which shall be held in escrow for the benefit of the Company and shall be released immediately after the completion of the Tranche 3 Subscription.

7.3	In connection with the consummation of the Tranche 3 Subscription, the Company shall deliver the following documents and take the following actions in favour of the Investor:

a)	evidence of the registration of the Tranche 3 Subscription, including the issue of the Tranche 3 Shares, with the Danish Business Authority; and

b)	documentary evidence that the Tranche 3 Shares have been registered with Verdipapirsentralen ASA in the name of the Investor, free and clear of any Third Party Rights.

7.4	Clause 5.4 shall apply mutatis mutandis with respect to the actions referred to in Clauses 7.2 and 7.3.

8.	CONSUMMATION OF THE TRANCHE 4 SUBSCRIPTION

8.1	Subject to the occurrence of Closing, the Tranche 4 Subscription shall be completed 10 Business Days after the Company has received written notice hereof from the Investor, provided that the Tranche 4 Subscription shall in no event occur later than on the second anniversary of Closing (or if this is not a Business Day, on the first Business Day after such day).

8.2	In connection with the consummation of the Tranche 4 Subscription, the Investor shall deliver the following documents and take the following actions in favour of the Company:

a)	give notice of exercise of the Investment Warrants in accordance with the terms and procedure set out in Schedule 2.7.1; and

b)	cause the payment of the Tranche 4 Subscription Amount to be received at the Company’s Bank Account, which shall be held in escrow for the benefit of the Company and shall be released immediately after the completion of the Tranche 4 Subscription.

8.3	In connection with the consummation of the Tranche 4 Subscription, the Company shall deliver the following documents and take the following actions in favour of the Investor:

c)	evidence of the registration of the Tranche 4 Subscription, including the issue of the Tranche 4 Shares, with the Danish Business Authority; and

d)	evidence that the Tranche 4 Shares have been registered with Verdipapirsentralen ASA in the name of the Investor free and clear of any Third Party Rights.

8.4	Clause 5.4 shall apply mutatis mutandis with respect to the actions referred to in Clauses 8.2 and 8.3.

9.	LISTING OF THE INVESTMENT SHARES

9.1	The Company shall between Signing and Closing initiate the preparation, approval and passporting of a simplified listing prospectus, and shall procure that without undue delay after Closing all necessary steps are taken to ensure that the Tranche 1 Shares are subject to admission to trading on Euronext Expand Oslo without unnecessary delay after registration of the Tranche 1 Subscription with the Danish Business Authority, including by having the simplified listing prospectus, finally approved and passported.

9.2	Clause 9.1 shall apply mutatis mutandis in respect of the admission to trading of all other Investment Shares and Shares issued pursuant to this Agreement.

10.	COMPANY REPRESENTATIONS AND WARRANTIES

10.1	The Company represents and warrants to the Investor that each of the warranties listed in this Clause 10 (“Company’s Warranties”) are true, accurate and not misleading as at Signing and that the Fundamental Warranties and the warranties listed in Clauses 10.7, 10.8.1, 10.9, 10.10 (except 10.10.3), 10.11, 10.12, 10.15 and 10.16 are also true, accurate and not misleading as of Closing.

10.2	The Company’s Warranties, except for the Fundamental Warranties, are subject to the documentation Disclosed in the Due Diligence Documentation on the date hereof.

10.3	The Company gives no representation or warranty and accepts no liability whatsoever, and for the avoidance of doubt has no obligation to indemnify the Investor, in respect of information on prospects concerning the future or otherwise of a forward-looking nature, regardless of whether such information is included in the Due Diligence Documentation.

10.4	Power and authority

10.4.1	The Company has full right, power and authority to enter into and to perform its obligations under this Agreement.

10.4.2	This Agreement has been duly authorised by all requisite actions on the part of the Company and has been duly executed and delivered by the Company and constitutes a legally valid and binding agreement of the Company enforceable against the Company in accordance with its terms.

10.4.3	The execution and entering into, and the performance of, and compliance with, this Agreement and the consummation of the transactions contemplated hereby, will not:

a)	violate any corporate documents, including the articles of associations, or any statute, law or regulation applicable to the Company;

b)	result in a breach of, or constitute a default under, any instrument by which the Company is bound; or

c)	violate any order, judgment, injunction, award or decree of any court or arbitrator, governmental agency or regulatory body by which the Company or its assets are bound.

10.4.4	No actions, claims, lawsuits, investigations, legal or other proceedings are pending or threatened against the Company before any court, arbitration tribunal, administrative body that, which individually or in the aggregate, may affect the validity or enforcement of this Agreement or, prevent or delay the Company’s consummation of the transactions contemplated by this Agreement.

10.4.5	Except as provided for in this Agreement, no clearance or approval of any governmental entity, or any other consent, waiver, approval, order, permit or authorization of, or declaration or filing with (except the Danish Business Authority,the Danish Financial Supervisory Authority and Euronext Expand Oslo), or notification to, any person, corporate entity or governmental entity is required to be obtained or made by or with respect to the Company in connection with the consummation of the transactions contemplated by this Agreement.

10.5	Capital structure

10.5.1	Except as contemplated by this Agreement, no proposal has been made, and no resolution has been adopted by any Group Company to issue additional shares, since 31 December 2020.

10.5.2	The Investment Shares that the Investor subscribes for pursuant to this Agreement are issued in accordance with Danish law, free and clear from any and all Third Party Rights.

10.5.3	No dividends or other distributions to the shareholders of the Company have been declared but not paid.

10.5.4	The warrant cap table attached hereto as Schedule 10.5.4 (the “Warrant Cap Table”) contains a true and correct (i) calculation of the number of all the warrants issued by the Company, (ii) identification of the warrant holders and(iii) description of the terms included in the Warrant Cap Table, including exercise price and vesting terms.

10.5.5	Except as set out in the Articles of Association, there are no options, warrants or other securities or agreements, undertakings or rights of any kind obliging any Group Company to allot, issue or transfer any shares in or securities of the Group Companies and no proposal has been made or resolution adopted to issue such instruments, nor is there any agreement or undertaking to which any Group Company is bound which may entitle the holder to receive any dividends or proceeds from a sale of any Group Company.

10.5.6	No Group Company has been granted any conditional contribution by any shareholder or other person which implicates a repayment obligation of a Group Company to such person.

10.6	The Group

10.6.1	Each Group Company is a limited liability company duly organised and validly existing under the Law of its jurisdiction of incorporation.

10.6.2	The Company has no subsidiaries (other than the Subsidiaries) and none of the Group Companies have any equity interests in other company or undertakings.

10.6.3	The Company is – directly or indirectly – the sole owner of all the shares in the Subsidiaries free and clear of any Third Party Right.

10.6.4	No Group Company has suspended payments nor taken any similar action in consequence of insolvency, and has not and, to the Company’s Knowledge, no third party has, filed an application for such action.

10.6.5	Each of 5th Planet Games LTD and Hugo Games Inc. have been properly dissolved and have no remaining assets or liabilities or other obligations of any kind.

10.7	Financial information

10.7.1	The Annual Report has been prepared in accordance with the mandatory provisions of the Danish Financial Statements Act (in Danish “Årsregnskabsloven”) and the Accounting Policies.

10.7.2	The Annual Report gives a true and fair view (in Danish “retvisende billede”) as set forth in the Danish Financial Statements Act of the Company’s and of the group’s (as defined in the Annual Report) assets, liabilities and financial position as per the 31 December 2020 and of the results of the Company and of the group (as defined in the Annual Report) for the financial year 1 January 2020 until 31 December 2020.

10.7.3	The Annual Report has as of 31 December 2020 made provisions for all liabilities of the Group in accordance with applicable Law and the Accounting Policies.

10.7.4	The Management Accounts have been derived from the books and records of the Group and reasonably present the results of operation, assets, liabilities and financial position of the Group for the relevant period and as of the relevant date covered by the Management Accounts, and the Management Accounts have been prepared on a consistent basis with the management accounts for the twelve (12) months preceding the Management Accounts.

10.7.5	The accounting and bookkeeping material of the Group is in all material respects up-to-date and contains reasonably complete details of the business activities of the Group, and all entries to the bookkeeping material of any Group Company required to be made pursuant to applicable Law, regulations or, in respect of the Annual Report, the Accounting Policies, have been made.

10.7.6	The Company has no external debt financing and has not provided any security to any person.

10.8	Intellectual property rights

10.8.1	The Group Companies hold valid title or license to use the IPR that is relevant for the conduct of their business as such business is presently conducted.

10.8.2	To the Company’s Knowledge, none of the activities of the Group infringes or makes unauthorised use of any third party’s IPR. None of the Group Companies are engaged in any Dispute in which any third party is claiming that any Group Company infringes the IPR of the third party and, to the Company’s Knowledge, no such Dispute is threatened.

10.9	Information Technology (IT)

10.9.1	All information technology including third party software used by the Group, is in all material respects validly owned or licensed by the applicable Group Companies.

10.9.2	To the Company’s Knowledge, all information technology that is material and necessary to conduct the business of the Group as such business is conducted on the date of Signing is supported by maintenance and support services which to the Company’s Knowledge are adequate for the operation of the Group’s business as such business is conducted on the date of Signing.

10.9.3	In the 12 month’s period prior to the date of Signing, the Group has not suffered any material failures or bugs in or break-downs of any computer hardware or software used in connection with the business of the Group which have caused any substantial disruption or interruption in the supply by the Group of services to its customers.

10.9.4	To the Company’s Knowledge all license fees which have become due and payable have been paid.

10.10	Material Agreements

10.10.1	The Material Agreements have been entered into in the ordinary course of business, are valid and binding in accordance with their respective terms, save for any limitations under applicable mandatory Law, and all material terms of such Material Agreements have been Disclosed.

10.10.2	Each Group Company has complied with its obligations under the Material Agreements to which it is party and, to the Company’s Knowledge, no third party to any of the Material Agreements is in breach of any of its obligations under the Material Agreements.

10.10.3	No written notice of termination, avoidance or repudiation of a Material Agreement has been received and, to the Company’s Knowledge, no grounds for termination, avoidance or repudiation of any Material Agreement exist.

10.10.4	No Group Company is party to any Material Agreement in relation to which the execution of this Agreement or the consummation of the transactions provided for herein result in a breach of any of the terms and provisions of, or constitute a default under or conflict with, such agreement, or give any other party the right to terminate or cancel, or change, in any way which is adverse to the Group, the terms or conditions of such agreement, result in any acceleration of any right or obligation or in a loss of any benefit of the Group under such agreement or require any consent or other action by any party under any such agreement, save for the Lego agreement which contains a change of control clause.

10.11	Employees

10.11.1	The Group has in all material respects fulfilled its obligations under applicable Law and collective bargaining agreements relating to employment, including in respect of pension, insurance, retirement, mandatory severance indemnity payments, death and disability benefits, in all material respects, it being understood, that the Company gives no representation or warranty in relation to compliance with the Danish Act on the employer’s obligation to inform the employee about the conditions of the employment (in Danish: Ansættelsesbevisloven).

10.11.2	No Group Company has any defined benefit pension plans or similar defined benefit schemes regarding occupational pensions.

10.11.3	The Group Companies have properly operated all applicable systems of payroll deduction at source, social insurance and pension schemes required by Law.

10.12	Taxes

10.12.1	All returns and all notices and information required to be filed or given by each Group Company in respect of any Taxes have been properly and correctly prepared, signed and duly filed or given within applicable time limits pursuant to applicable Law, and (i) all Taxes which have become due and payable by the Group Companies with respect to any period ending on or prior to 31 December 2020 have been paid or provision for payment has been made in the Annual Report, (ii) all Taxes which have become due and payable by the Group Companies during the period from the 31 December 2020 until the Closing Date have been paid by the relevant Group Company not later than at Closing, and (iii) adequate reserves have been made in the Annual Report for all Taxes not yet due by the Group Companies as at 31 December 2020, and no Group Company is liable for any additional Tax, whether known or unknown, actual or potential, pertaining to a period ending on or prior to 31 December 2020.

10.12.2	None of the Group Companies are involved in a Dispute in relation to Tax, and to the Company’s Knowledge no such Dispute or investigation is expected or planned for.

10.12.3	No Group Company has concluded any agreement, ruling or compromise with any tax authority, which may affect its Tax position.

10.13	Events since 31 December 2020

10.13.1	Since 31 December 2020:

1.	to the Company’s Knowledge there has been no change, event, circumstance, condition, fact or other matter which has had a material adverse effect on the results of operations or financial position of the Group;

2.	the business of the Group has in all material respects been carried out in the ordinary course of business and in the same manner (including nature and scope) as in the past, except for the activities in connection with the process that led to the execution of this Agreement;

3.	no Group Company has increased or promised to increase the rates of compensation (including bonuses) to the employees of the Group, other than increases due to agreements with such employees entered into in the ordinary course of business;

4.	no Group Company has acquired or sold any shares or other interest in any company or partnership, or merged with another company;

5.	no Group Company has made any changes in its accounting systems, policies, principles or practices, other than as required by applicable Law; and/or

6.	no Group Company has agreed or committed to do or arranged for any of the foregoing.

10.14	Compliance

10.14.1	The Group has during the past three (3) years in all material respects acted in compliance with applicable Law, including terms and conditions set out in any permit, approval, certification, license, registration or authorisation governing the business of the relevant Group Companies.

10.14.2	The Group has obtained all material permits, approvals, certifications, licenses, registrations or authorisations that are necessary for the carrying on of its business in the places and the manner in which its business is presently carried out, and all product specifications and related written material are in all material respects compliant with applicable Law.

10.14.3	The Company has in the three years prior to Signing in all material respects complied with applicable Law relating to the Company’s Shares being listed on Euronext Expand Oslo, including the requirement immediately to make public any inside information.

10.15	No brokers, etc.

10.15.1	No Group Company has, directly or indirectly, retained or hired anyone acting in the capacity of a finder or broker in respect of the transactions contemplated by this Agreement and has not incurred any obligations for any finder’s or broker’s fee or similar fee or commission in connection with the transactions contemplated by this Agreement.

10.16	Litigation

10.16.1	No Group Company is engaged in any litigation, arbitration or other similar legal proceeding where the claimant in the individual case has raised a claim against the relevant Group Company, nor has any such litigation, arbitration or other similar proceeding, to the Company’s Knowledge, been threatened against any Group Company.

10.17	Information

10.17.1	The Due Diligence Documentation is in all material respects correct, true and not misleading.

10.17.2	No information exists which, in accordance with the Company’s general duty of disclosure under Danish Law (In Danish: “loyale oplysningspligt”), should have been disclosed to the Investor as a potential investor in the Company, but has not been Disclosed in the Due Diligence Documentation. The Company has as at Signing disclosed all inside information and has not delayed the disclosure of any inside information, other than the fact that the transactions contemplated by this Agreement have been considered.

11.	INVESTOR REPRESENTATIONS AND WARRANTIES

11.1	The Investor hereby represents and warrants to the Company that the following warranties are true and correct and not misleading as at the date of Signing:

a)	the Investor has the power, authority and capacity to enter into this Agreement and to consummate the transactions contemplated hereby;

b)	the execution, delivery and performance by the Investor of this Agreement does not (i) violate, conflict with or result in the breach of any corporate documents of the Investor, (ii) conflict with or constitute a violation of any law or regulation applicable to the Investor, or (iii) conflict with or result in breach of any agreement to which the Investor is a party, in each case which will or is reasonable likely to prevent or delay the Investor’s consummation of the Investment; and

c)	this Agreement has been duly executed by the Investor and this Agreement constitutes a legal, valid and binding obligation of the Investor enforceable against it in accordance with its terms.

12.	SPECIFIC INDEMNITIES

12.1	The Company shall fully, unconditionally, irrespective of any information Disclosed (thus, it being specifically acknowledged by the Company that no information shall be considered by the Investor to be Disclosed against these matters) and the knowledge of the Investor to indemnify, reimburse and hold harmless the Investor on an USD for USD basis, against any Loss in excess of USD 100,000 incurred by the Investor arising out of or relating to any non-compliance as of Signing by any Group Company under the General Data Protection Regulation (EU) 2016/679) and all other applicable Law relating to processing of personal data and privacy that may exist in any jurisdictions applicable to the Group in connection with mobile games published by the Group.

13.	LIABILITY FOR BREACHES, LIMITATIONS AND CLAIMS PROCEDURE

13.1	Liability for breaches

13.1.1	In the event of a breach by a Party of its obligations pursuant to this Agreement, the breaching Party shall indemnify and hold the non-breaching Party harmless against and from any Loss sustained by the non-breaching Party in accordance with the general rules of Danish law, subject to the limitations stated in this Clause 13.

13.2	As set out in Clause 2.9 and Schedule 2.9.1, the Investor shall be entitled (but not obligated) to exercise part or all of its Indemnification Warrants in connection with any Loss suffered by the Investor resulting from any breach of the Company’s Warranties set out in Clause 10.5.4 (Warrant Cap Table).

13.2.1	Notwithstanding anything herein to the contrary, the breaching Party shall not be liable for any indirect or consequential loss (in Danish: indirekte tab og følgeskader).

13.2.2	Any Loss shall be calculated on a USD for USD basis without regard to any methods of calculation (P/E, EBITDA multiple or similar method) used for the determination of the valuation of the Company.

13.2.3	When calculating a Loss, the non-breaching Party must take into account any amount and any benefit that the non-breaching Party or the Group Companies have received from a third party as a result of the breach or the Loss, and any such amount and benefit must be set off against the non-breaching Party’s claim, including (i) any net tax benefit that the non-breaching Party or the Group Companies has received or is entitled to receive as a result of such breach or Loss and (ii) any insurance payment that the non-breaching Party or the Group Companies has received in respect of such Loss (net of recovery costs and any Taxes).

13.2.4	Any loss will not be considered a Loss under the Agreement to the extent that it is caused or increased as a direct result of negligent acts or omissions of the non-breaching Party after Closing or to the extent that it would not have arisen but for changes in laws, regulations or practices of any governmental authority not finally enacted and published on the date of Signing.

13.2.5	Each Party is required to mitigate any Loss in accordance with the general rules of Danish law.

13.2.6	If the non-breaching Party receives payment from a third party in respect of a Loss subsequent to an indemnification payment by the breaching Party against which the breaching Party have already indemnified the non-breaching Party, the non-breaching Party shall promptly reimburse the breaching Party up to the amount paid by the breaching Party in indemnification less any costs or Taxes incurred.

13.3	Limitations

13.3.1	Subject to Clause 13.3.2, no Party shall have an obligation to indemnify the other Party in respect of any Loss in respect of a breach if the non-breaching Party fails to give notice (in accordance with Clause 16.1) of a claim to the breaching Party no later than 11:59 pm CET on the date that is 18 months following Closing.

13.3.2	Notwithstanding clause 13.3.1,

a)	any claim for breach of (i) Fundamental Warranties and (ii) the specific indemnity in Clause 12.1 shall be made no later than three (3) months from expiration of the statutory limitations period in respect of such claim; and

b)	any claim for breach of Clause 10.12 (Taxes) shall expire on the relevant statute of limitation applicable to such type of claim plus 30 Business Days.

13.3.3	The limitations in Clauses 13.3.1 and 13.3.2 shall apply regardless of whether the non-breaching Party were aware of such fact and/or circumstance constituting the breach prior to expiry of such periods.

13.3.4	A breaching Party shall have no obligation to indemnify the non-breaching Party in respect of any Loss caused by a breach of any of Warranties unless;

a)	the amount of such Loss arising from a single breach of any Warranties exceeds USD 10,000 (the “De Minimis Threshold”). Claims arising out of events or circumstances of identical or similar nature must be aggregated and deemed to constitute one claim for the purpose of this clause 13.3.4 a); and

b)	the total amount of the Loss in respect of all such breaches of the Warranties (each exceeding the De Minimis Threshold) exceeds USD 40,000 (the “Basket”), and in such case the full amount shall be indemnified (tipping basket).

13.3.5	The maximum liability for a Party’s Losses in respect of all such breaches by the other Party of the Warranties shall in no event exceed 75 % of the total Subscription Amount paid at the time of such breach, provided that when the Tranche 1-4 Subscriptions have been completed the maximum liability for a Party’s Losses shall instead in no event exceed USD 7,500,000.

13.3.6	After Closing, the rights described in clauses 10, 11, 12 and 13 are to be the Parties’ exclusive remedy for breach. The Parties are not entitled to rescind the Agreement (in Danish: hæve) or demand a proportionate reduction of the Subscription Amounts (in Danish: forholdsmæssigt afslag i tegningsbeløbet), except in the event of fraud, wilful misconduct or gross negligence.

13.3.7	To the extent that either Party will enforce a claim for breach, the Parties are to seek their remedy solely against the other Party and exclusively under the provisions of the Agreement and, accordingly, the Parties expressly waive any right to claim damages from the present or former members of the board of directors or any employee of the Group Companies with respect to any act or omissions of such persons, in each case, in their aforementioned capacities prior to Closing.

13.3.8	None of the limitations on the Company’s indemnification obligations contained in this Clause 13 shall apply in the event of a Loss being caused by fraud, wilful misconduct and/or gross negligence. In such case, the Company shall be obliged to indemnify the Investor in accordance with generally applicable Danish Law.

13.4	Claims procedure

13.4.1	The non-breaching Party shall give notice to the breaching Party promptly and in any event within forty five (45) Business Days after obtaining actual knowledge of the events or circumstances giving rise to the claim. The notice must include (i) a reasonably detailed description of the claim, (ii) its actual and legal basis and (iii) a calculation of the Loss or the estimated Loss together with reasonable supporting documentation, to the extent reasonably available. Failure to observe the deadline shall not release the breaching Party from its obligations under this Agreement, except to the extent the non-breaching Party’s failure to notify within the time period has adversely affected the breaching Party’s ability to defend against such claim or has increased the amount of Losses (but not for any other part of the claim for which the breaching Party shall remain liable).

13.4.2	The allegedly breaching Party shall have a period of forty five (45) Business Days from receipt of the notice to dispute such claim by providing notice to the non-breaching Party that the claim is being disputed. In the absence of such timely notice, the claim shall be deemed valid and binding.

13.4.3	If the allegedly breaching Party provides timely notice that it disputes such claim, in full or in part, the non-breaching Party may request arbitration in accordance with Clause 17 and if it so, shall serve its written complaint (in Danish: klageskrift) within six (6) months after have received notice that the claim is being disputed. If the written complaint is not served within such period, the allegedly breaching Party will be released from any and all obligations to indemnify the non-breaching Party against Loss arising from the claim in question or any other alleged Loss based on substantially the same events or circumstances

14.	COVENANTS

14.1	Operations pending Closing

14.1.1	Except as otherwise permitted by this Agreement or required by Law, pending Closing, the Company shall use its reasonable efforts to cause that the business of the Group is carried out in the ordinary course of business consistent with past practice so as to maintain the Group as a going concern. In particular, the Company shall cause that each Group Company shall refrain from taking any of the following actions without the prior written consent of the Investor (to the extent permitted under applicable Law), which consent shall not be unreasonably withheld or delayed:

a.	take any actions that will materially affect the equity ownership in any Group Company other than provided for in this Agreement, including but not limited to:

(i)	amending its capital structure and/or its articles of association;

(ii)	issuing any shares or other instruments convertible into shares;

(iii)	merging or consolidating with any other entity;

(iv)	adopting a plan or otherwise take any steps towards a dissolution or liquidation;

b.	take any actions that will materially affect the cash position of the Group; and

c.	initiate any plans or discussions, agreeing, authorizing or committing to take any of the aforementioned actions.

14.1.2	Notwithstanding the foregoing, the Company will not be bound by the foregoing obligations in the event the Company is in financial distress and, after consultation with, and based upon advice of its financial advisors and outside legal counsel, the Company is required to take any action that the Company determines in good faith is necessary for the Board of Directors to comply with its fiduciary duties to its shareholders under applicable Law.

14.2	No Leakage

14.2.1	No Leakage has occurred in respect any Group Company’s shareholders and such shareholders’ Related Parties (other than a Group Company) in the period between 31 December 2020 and Signing.

14.2.2	The Company shall ensure that no Leakage, occurs in favour of any Group Company’s shareholders and such shareholders’ Related Parties (other than a Group Company) from Signing until and including Closing.

14.3	Further assurances; collaboration

Subject to the limitations under applicable Law, the Parties shall collaborate and shall provide information, sign and deliver such documents and take such actions as may reasonably be required by the other Party in order to carry out the provisions of this Agreement and to consummate the transactions contemplated hereby, including with respect to a Mandatory Tender Offer.

15.	CONFIDENTIALITY

15.1	The fact that the Investment is contemplated, the existence and terms of the Agreement and any and all information exchanged by the Parties and/or disclosed in connection with the negotiations for, the execution and completion of the Agreement and the Investment, including any transactions ancillary to the Investment, shall be deemed to be confidential information, which the Parties are prevented from passing on to any third party or otherwise disclosing or using except (i) with the prior written consent of the other Party; (ii) to its shareholders or equity holders, limited partners, directors, officers, investment committee members and employees who need to know such information in order to complete the transactions contemplated by this Agreement; (iii) as may be required by Law, regulation, applicable accounting or stock exchange regulations or an order of a court of competent jurisdiction; (iv) to its sources of finance, auditors, legal and other advisers in relation to the Investment; or (v) in connection with any litigation, arbitration or similar legal proceeding relating to the Agreement (provided, that, such Party will provide prompt notice of such requirement to disclose in connection therewith to the other Party to the extent permitted by Law and reasonably cooperate with the other Party at the other Party’s expense in obtaining a protective order or other appropriate remedy to limit such disclosure) and (vi) if and to the extent it is customary information in the Parties’ reporting such as the Company’s name, investments, share of ownership and brief reports/statements regarding the Company.

15.2	The restrictions set out in Clause 15.1 shall not apply to any information which (i) was generally available to the public at the time of the use or disclosure thereof; (ii) has subsequently become generally available to the public other than as a result of non-compliance with Clause 15.1; (iii) is independently developed by the Party using the information; (iv) is provided to the disclosing Party (or the Party using the information) by a third party in lawful possession of such information and entitled to make general disclosure thereof; or (v) was in the possession of the disclosing Party (or the Party using the information) at the time of the execution of this Agreement provided that the information had not been obtained from the other Parties.

16.	MISCELLANEOUS

16.1	Any notice or other communication required or permitted under the Agreement shall be in writing and delivered by hand or sent by registered mail, or by email to following addresses:

For the Company	5th Planet Games A/S
Attn: Henrik Nielsen and Peter Ekman Company reg. no.: 33597142 Gothersgade 11 1123 København K
	E-mail:henrik@dknielsen.net	and
ekman@5thplanetgames.com

with a copy to:	Horten Advokatpartnerselskab
Attn: Jacob Kornerup
Philip Heymans Alle 7,
2900 Hellerup
E-mail: JK@horten.dk

For the Investor	Skybound LLC
Attn.: Candisse Williamson, General Counsel Company reg. no.: 201015810223 9750 W. Pico Blvd. Los Angeles, CA 90035
	E-mail: CWilliamson@skybound.com	and
legalish@skybound.com

with a copy to:	King & Spalding LLP
Attn.: Justin King
1180 Peachtree Street, NE
Suite 1600 Atlanta, GA 30309
E-mail: jking@kslaw.com

and	Kromann Reumert
Attn.:Jeppe Buskov
Sundkrogsgade 5
2100 Copenhagen Ø
E-mail: jbu@kromannreumert.com

16.2	The Agreement cannot be terminated other than in accordance with Clauses 4.2 and 5.5.

16.3	Neither this Agreement nor any of the rights, interests or obligations hereunder can be assigned by any Party without the prior written consent of the other Party.

16.4	This Agreement may not be amended, modified, altered or supplemented other than by means of an instrument in writing signed by each of the Parties.

16.5	Each Party shall be responsible for its own costs incurred in connection with preparation, negotiating, execution and performance of the arrangements contemplated by this Agreement.

16.6	The provisions of this Agreement are independent and separable from each other, and no provision will be affected or rendered invalid or unenforceable by virtue of the fact that, for any reason, any other provision may be invalid or unenforceable in whole or in part. If one or more of the provisions of this Agreement are held to be contrary to the Laws of Denmark or the Laws of any other competent jurisdiction, the Parties agree that the non-complying provision(s) will be amended in such a way as may be necessary for them not to be contrary to such Laws and in a manner which maintains the contents of such clauses as closely as possible to the contents thereof originally intended by the Parties.

16.7	Clauses 13 (Liability for breaches), 15 (Confidentiality), 16 (Miscellaneous) and 17 (Law and arbitration) shall survive termination of this Agreement irrespective of the cause of such termination. Termination shall not prejudice the accrued rights of the Parties in respect of any breach of this Agreement committed prior to such termination.

17.	LAW AND ARBITRATION

17.1	This Agreement is governed by and will be interpreted in accordance with Danish Law, excluding its conflicts of Law rules.

17.2	Any Dispute between or claim made by any of the Parties arising out of or in connection with this Agreement, including any Dispute regarding the existence, validity or termination thereof, shall be finally settled by arbitration arranged by The Danish Institute of Arbitration in accordance with the rules of arbitration procedure adopted by The Danish Institute of Arbitration and in force at the time when such proceedings are commenced.

The Court of Arbitration shall be composed of three arbitrators. The Investor and the Company shall each appoint one arbitrator and The Danish Institute of Arbitration shall appoint the third arbitrator, who shall be the chairman of the Court of Arbitration, if the arbitrators appointed by the Parties have not jointly appointed the third arbitrator within 15 days of their appointment. If the Investor or the Company have/has not appointed an arbitrator within 15 days of having requested or received notice of the arbitration, The Danish Institute of Arbitration shall appoint such arbitrator.

The place of arbitration shall be Copenhagen. The language of the arbitration proceedings shall be English.

18.	SIGNATURES

18.1	This Agreement has been signed with electronical signatures, all copies representing genuine copies of the original Agreement.

Date: 10 August 2021

[Signature page follows]

[Signature page to Investment Agreement]

FOR 5th Planet Games A/S

Signature	/s/ Kim Friland	Signature	/s/ Henrik Nielsen
Name:	Kim Friland	Name:	Henrik Nielsen
Position:	Chairman of the Board	Position:	Board member

FOR Skybound Game Studios, Inc.

Signature		Signature
Name:		Name:
Position:		Position:

[Signature page to Investment Agreement]

FOR 5th Planet Games A/S

Signature		Signature
Name:		Name:
Position:		Position:

FOR Skybound Game Studios, Inc.

Signature	/s/ Ian Howe
Name:	Ian Howe
Position:	Chief Executive Officer